                    SCHEDULE FOR FORM OF EMPLOYMENT CONTRACT
                             FOR EXECUTIVE OFFICERS

                                      Officer                                                                   Effective
           Name                         Since             Title               Responsibilities                  Date
           ----                         -----             -----               ----------------                  ----
Craig S. Davis                        1/30/89     Executive Vice President   Lending and Financial              1/1/97
                                                                             Services

Steven P. Freimuth                    6/21/78     Executive Vice President   Lending Administration             1/1/97

Lee D. Lannoye                       12/27/88     Executive Vice President   Corporate Administration and       1/1/95
                                                                             Credit

William A. Longbrake                  10/7/96     Executive Vice President   Corporate Finance                 10/7/96

Deanna W. Oppenheimer                 12/2/85     Executive Vice President   Corporate Marketing and            1/1/95
                                                                             Consumer Banking

Craig E. Tall                         4/1/85      Executive Vice President   Corporate Development              1/1/95

Sheila Liane Wilson                   2/4/85      Executive Vice President   Corporate Operations               1/1/95

                              EMPLOYMENT AGREEMENT
                                     (1997)

         This Employment Agreement (the "Agreement") is between WASHINGTON MUTUAL, INC., a Washington corporation ("Washington Mutual")
and               ("Employee").

         Employee has many years of experience in the financial services business, and has been employed as an officer of Washington Mutual and/or an
affiliate since              . Because of Employee's importance to Washington
Mutual and the value to be derived from Employee's continued employment, it is the desire of Washington Mutual and Employee to set forth certain terms and conditions relating to Employee's employment as an inducement for Employee continuing his or her employment for so long as Washington Mutual desires to employ Employee.

         Therefore, the parties agree as follows:

                  1. Employment. Washington Mutual agrees to, and does hereby, employ Employee, and Employee agrees to, and does hereby, accept such employment. Notwithstanding the foregoing, any other provision in this Agreement or any prior written or oral agreement or understanding between Washington Mutual and Employee, Employee's employment hereunder shall be at will and may be terminated at any time by Washington Mutual without any liability whatsoever to Washington Mutual except for the payment of such amounts and the providing of such benefits as are expressly set forth in Sections 6 and 12.

                  2. Duties. Employee shall perform such duties as the Chairman, the President or the Board of Directors of Washington Mutual (the "Board") may from time to time direct. (As used herein "Board" shall include the board of directors or other successor body performing their function in the event of a merger, consolidation, etc., as described in paragraph 12 below.) Employee shall
initially have the title of                with duties principally in the area
of                 , but this may be changed from time to time as the Chairman, the President or the Board may determine.

                  3. Compensation. During Employee's employment under this Agreement, Employee shall receive base salary compensation in the amount determined by the Directors' Compensation and Stock Option Committee (the "Compensation Committee"), payable semi-monthly or in such manner as is consistent with Washington Mutual's policy relating to salaried employees. In addition, Employee is entitled to participate in Washington Mutual's Bonus and Incentive Plan for Executive and Senior Management as adopted by the Compensation Committee, under which Employee may receive, subject to the terms of the Plan, a bonus based on Washington Mutual's achievement of specified financial goals. Employee may also be awarded stock options and/or restricted stock, as determined by the Compensation Committee. Employee's compensation shall be reviewed by the Compensation Committee annually and, in the sole discretion of the Compensation Committee, such compensation may be adjusted either upward or downward.

                  4. Other Benefits. Subject to the respective eligibility requirements and other terms and provisions of the applicable benefit or insurance plans (including relevant waiting periods), Employee shall be enrolled as a participant in all employee benefit plans (including retirement and insurance plans) available to other officers of Washington Mutual, as the same may from time to time be adopted or amended. Employee shall also be entitled to receive such other perquisites as the Chairman, the President or the Board may from time to time deem appropriate.

                  5. Performance of Duties. Employee agrees that during his or her employment with Washington Mutual: (a) Employee will faithfully perform the duties of such office or offices as he or she may occupy, which duties shall be such as may be assigned to him or her by the Chairman, the President or the Board; (b) Employee will devote to the performance of his or her duties all such time and attention as the Chairman, the President or the Board shall reasonably require, taking, however, from time to time such reasonable vacations as are consistent with his or her duties and Washington Mutual policy; and (c) Employee will not, without the express consent of the Chairman or the Board, become actively associated with or engaged in any business or activity during the term of this Agreement other than that of Washington Mutual (excepting of course customary family and personal activities which may include management of personal investments so long as it does not entail active involvement in a business enterprise) and Employee will do nothing inconsistent with his or her duties to Washington Mutual.

                  6. Termination.

                     (a) Washington Mutual may terminate Employee at any time in its sole discretion. Except as expressly provided in (b) and (c) below, upon termination Washington Mutual shall have no liability to pay any further compensation or any other benefit or sum whatsoever to Employee.

                     (b) Upon termination, Employee's rights under Washington Mutual's employee pension plans and employee welfare benefit plans (including medical coverage and insurance plans) shall be determined under the terms of the plans themselves.

                     (c) In the event that (i) Employee is terminated for any reason upon or within three years after a Change in Control (as defined in Section 12 below) or (ii) Employee resigns for "good cause" (as defined in
Section 12 below) upon or within three years after a Change in Control, then (but in no other circumstances) Employee shall be entitled to receive, within five business days after the effective date of such termination or resignation, from Washington Mutual or its successor, an amount equal to three times Employee's annual Washington Mutual compensation. In addition, upon such an event:

                         (i) all stock options held by Employee shall become
immediately exercisable notwithstanding any provisions in the grant of such options regarding vesting, and

                         (ii) the lapse of the restrictions on Employee's
restricted stock shall automatically be accelerated; provided that the provision in this subsection (ii) shall be effective only if (1) the shareholders vote to authorize the Compensation Committee to accelerate the vesting of restricted stock without regard to the vesting schedules contained in the Washington Mutual, Inc. Restricted Stock Plan (whether to submit this issue to a vote of the shareholders is in Washington Mutual's discretion), and (2) the Compensation Committee then approves the acceleration; and provided further that the Compensation Committee may exclude any particular grant(s) of restricted stock from the acceleration provided for in this subsection (ii), either at the time it approves the acceleration or in connection with making any particular grant of restricted stock.

                           (d) For purposes of Section 6(c), Employee's "annual
compensation" shall include all items of compensation other than the value of stock options and/or restricted stock granted to Employee. Employee's "annual compensation" shall include the greater of (i) the total of Employee's salary and target bonus for the calendar year in which the termination occurs (if established before the termination) or (ii) Employee's salary and actual bonus for the prior calendar year (annualized if Employee was not employed by Washington Mutual for the entire previous calendar year). Employee's "annual compensation" shall also include the amount of the contributions made or anticipated to have been made on Employee's behalf to Washington Mutual's benefit plans for the calendar year in which the termination occurs, including without limitation contributions to pension plans and cafeteria plan.

                           (e) Notwithstanding the foregoing, if any payment
described in Section 6(c), together with any other payments or transfers of property, would constitute a "parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended, or any successor statute then in effect, the aggregate payments by Washington Mutual or its successor pursuant to
Section 6(c) shall be reduced to an amount that, when combined with any other payments or transfers of property taken into account under Section 280G, is one dollar less than the smallest sum that would be considered to be a "parachute payment." The foregoing notwithstanding, the reduction provided for in this paragraph shall be made only if it increases the amount received by Employee net of federal income, FICA and golden parachute excise taxes.

                  7. Continuation of Medical Insurance. If Employee's employment by Washington Mutual terminates for any reason (including early retirement) other than gross misconduct, Employee shall be entitled to continue to participate in Washington Mutual's self-funded group medical plan, at Employee's expense, to the extent provided in the plan and under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).

                  8. Death or Disability. If Employee should die or become disabled at any time during his or her employment hereunder this Agreement shall terminate and neither Employee nor anyone claiming by, through or under him or her shall be entitled to any further compensation or other sum under this Agreement (other than payments made by insurers under policies of life and disability insurance and any sums which may become available under any employee benefit plan).

                  9. Determination of Disability. If there should be any dispute between the parties as to Employee's physical or mental disability at any time, such question shall be settled by the opinion of an impartial reputable physician agreed upon for the purpose by the parties or their representatives or, failing agreement within ten days of a written request therefor by either party to the other, then one designated by the then President of the Washington State Medical Association. The certificate of any such physician as to the matter in dispute shall be final and binding on the parties.

                  10. Confidentiality. Employee agrees that information not generally known to the public to which Employee has been or will be exposed as a result of Employee's employment by Washington Mutual is confidential information that belongs to Washington Mutual. This includes information developed by Employee, alone or with others, or entrusted to Washington Mutual by its customers or others. Washington Mutual's confidential information includes, without limitation, information relating to Washington Mutual's trade secrets, know-how, procedures, purchasing, accounting, marketing, sales, customers, clients, employees, business strategies and acquisition strategies. Employee will hold Washington Mutual's confidential information in strict confidence and will not disclose or use it except as authorized by Washington Mutual and for Washington Mutual's benefit.

                  11. Possession of Materials. Employee agrees that upon conclusion of employment or request by Washington Mutual, Employee shall turn over to Washington Mutual all documents, files, office supplies and any other material or work product in Employee's possession or control that were created pursuant to or derived from Employee's services for Washington Mutual.

                  12. Change in Control. For purposes of this Agreement, "Change in Control" shall mean:

                  (a) The acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date of this Agreement), other than Washington Mutual, a Subsidiary or any employee benefit plan of Washington Mutual or its Subsidiaries, of shares representing more than 25% of (i) the common stock of Washington Mutual, (ii) the aggregate voting power of Washington Mutual's voting securities or (iii) the total market value of Washington Mutual's voting securities;

                  (b) During any period of 25 consecutive calendar months, a majority of the Board of Directors of Washington Mutual (the "Board") ceasing to be composed of individuals (i) who were members of the Board on the first day of such period, (ii) whose election or nomination to the Board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of the Board or (iii) whose election or nomination to the Board was approved by individuals referred to in clauses
(i) and (ii) above constituting at the time of such election or nomination at least a majority of the Board;

                  (c) The good-faith determination by the Board that any Person or group (other than a Subsidiary or any employee benefit plan of Washington Mutual or its Subsidiaries) has acquired direct or indirect possession of the power to direct or cause to direct the management or policies of Washington Mutual, whether through the ability to exercise voting power, by contract or otherwise;

                  (d) The merger, consolidation, share exchange or similar transaction between Washington Mutual and another Person (other than a Subsidiary) other than a merger in which Washington Mutual is the surviving corporation; or

                  (e) The sale or transfer (in one transaction or a series of related transactions) of all or substantially all of Washington Mutual's assets to another Person (other than a Subsidiary) whether assisted or unassisted, voluntary or involuntary.

         For purposes of the above definition of Change in Control:

                  (f) "Person" shall mean any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof); and

                  (g) "Subsidiary" shall mean a corporation that is wholly owned by Washington Mutual, either directly or through one or more corporations which are wholly owned by Washington Mutual.

         In the event of a Change in Control, this Agreement shall bind, and run to the benefit of, the successor to Washington Mutual resulting from the Change in Control.

         If, upon or within three years after a Change in Control (i) Employee shall be terminated for any reason or (ii) Employee shall resign for "good cause," Employee shall be entitled to the separation payments described in
Section 6(c) above, subject to Section 6(e) above.

         For purposes of this Agreement, "good cause" for Employee to resign shall mean:

                  (h) The assignment of duties to Employee which (i) are materially different from Employee's duties immediately prior to the Change in Control, or (ii) result in Employee having significantly less authority and/or responsibility than he or she had prior to the Change in Control, without his or her express written consent;

                  (i) The removal of Employee from the position held immediately prior to the Change in Control, except where such removal is for cause (as defined below) or by reason of Employee's disability;

                  (j) A reduction of Employee's base salary as in effect on the date of the Change in Control or as the same may be increased from time to time thereafter;

                  (k) A reduction in the overall level of Employee's total compensation below the average total compensation paid by Washington Mutual to Employee for the 24 months immediately preceding the Change in Control; or

                  (l) Any change in Employee's duties which would require him or her to relocate out of the Seattle area, without Employee's express written consent.

         For purposes of Section 12(i) of this Agreement, a removal of Employee from his or her position will be considered to be for "cause" if, but only if, the removal is because (i) Employee engages in abusive use of alcohol or other drugs on a continuing or recurring basis, (ii) Employee is convicted of any felony or of a misdemeanor involving moral turpitude (including forgery, fraud, theft or embezzlement), or is convicted or enters into a pretrial diversion or similar program in connection with the prosecution for an offense involving dishonesty, breach of trust or money laundering, or (iii) Employee has engaged in dishonesty, fraud, destruction or theft of property of Washington Mutual or an affiliate, physical attack to a fellow employee, willful malfeasance or gross negligence in the performance of his or her duties, or misconduct materially injurious to Washington Mutual or an affiliate.

         13. Title. Although it is the intention of the parties that during the term of this Agreement Employee shall be an executive employee of Washington Mutual with the title and duties described in Section 2 above, it is specifically understood that the employment and the nature and situs of services to be rendered shall be subject to the authority of the Chairman, the President or the Board to change the same from time to time and at any time and to provide for the operation of Washington Mutual as specified by applicable banking laws and regulations.

         14. Arbitration. Any dispute arising out of or relating to this Agreement or Employee's employment shall be submitted to binding arbitration (instead of being decided in court by a judge or jury) as follows:

             (a) Each party shall select one neutral arbitrator and the two arbitrators shall together select a third neutral arbitrator. If either party fails to promptly select an arbitrator, or if the two party-selected arbitrators do not promptly select the third arbitrator, the missing arbitrator(s) shall be selected by the Presiding Judge of the King County Superior Court. Each of the arbitrators shall be either a present or former senior executive or board member of a banking, financial or insurance company doing business in the State of Washington or a member of the Washington Bar with at least ten years experience in banking, financial or corporate law.

             (b) The arbitration shall proceed in Seattle under Washington law. To the extent not inconsistent with this Agreement, the arbitrators shall follow the American Arbitration Association ("AAA") Employment Dispute Resolution Rules effective on November 1, 1993, provided that the arbitration shall not be filed with or administered by the AAA or any other arbitration administrator. The arbitration shall be commenced by serving a written demand for arbitration on the other party, either personally or by both regular first class mail and certified mail, return receipt requested.

             (c) All pre-hearing matters shall be decided by the third arbitrator. Discovery shall be permitted only upon order of the third arbitrator after a showing of good cause (it being the intent of the parties to limit discovery to that which is reasonably necessary for preparation and presentation of this case).

             (d) In making the decision and award, the arbitrators shall apply applicable substantive law. On issues of state law, the substantive law (not including choice of law rules) of the state of Washington shall control. The arbitrators may award injunctive relief or any other remedy that would have been available in court. If a court, applying applicable substantive law, would be authorized to award punitive or exemplary damages, the arbitrators shall have the same power, but the arbitrators otherwise shall not award punitive or exemplary damages. All statutes of limitations that would apply in court shall apply in the arbitration. Questions about whether a dispute must be arbitrated shall be determined by the arbitrators. The arbitrators may require the losing party to pay some or all of the costs of the arbitration and the prevailing party's reasonable attorneys' fees.

             (e) Because of the interstate nature of Washington Mutual's business, this arbitration agreement is governed by the Federal Arbitration Act, 9 U.S.C. Section 1 et seq. (the "FAA"). The provisions of the FAA (and to the extent not preempted by the FAA, the provisions of Washington's arbitration statute, Chapter 7.04 RCW) are incorporated into this Agreement to the extent not inconsistent with the other terms of this Agreement.

             (f) The decision of the arbitrators shall be binding upon the parties and shall not be subject to judicial review, absent fraud or collusion involving the arbitrators, and judgment may be entered upon the award in the King County Superior Court if the same is not paid within thirty (30) days after the written decision of the arbitrators has been delivered to the parties.

             (g) The disputes that must be submitted to arbitration under this Agreement include, but are not limited to, pay disputes, wrongful termination disputes and discrimination, harassment or civil rights disputes, and include disputes with (i) Washington Mutual's direct and indirect subsidiaries and (ii) the employees and agents of Washington Mutual and of its direct and indirect subsidiaries so long as the employee or agent with whom the Employee has the dispute is also bound by or consents to this agreement to arbitrate.

             (h) Either party may request a court to issue such temporary or interim relief (including temporary restraining orders and preliminary injunctions) as may be appropriate, either before or after arbitration is commenced. The temporary or interim relief shall remain in effect pending the outcome of arbitration. No such request shall be a waiver of the right to submit any dispute to arbitration.

         15. Miscellaneous.

             (a) This Agreement is the entire agreement between the parties and may not be modified or abrogated orally or by course of dealing, but only by another instrument in writing duly executed by the parties. This Agreement replaces and supersedes all prior agreements between the parties on these subjects, including without limitation that certain Employment Agreement dated as of January 1, 1994 between Employee, Washington Mutual Savings Bank and Washington Mutual, Inc.

             (b) This Agreement has been drafted in contemplation of and shall be construed in accordance with and governed by Washington law. Jurisdiction and venue of any action in connection with this Agreement shall be had exclusively in the Superior Court for King County, Washington or the U.S. District Court in Seattle.

             (c) In the event of any litigation arising out of this Agreement the losing party agrees to pay the prevailing party's reasonable attorneys' fees and costs including those incurred on appeal.

             (d) Employee acknowledges that this Agreement has been drafted by counsel for Washington Mutual, and that Employee has not relied upon such counsel with respect to this Agreement.

             (e) If a court of competent jurisdiction or governmental authority declares any term or provision hereof invalid, unenforceable or unacceptable, the remaining terms and provisions hereof shall be unimpaired and the invalid, unenforceable or unacceptable term or provision shall be replaced by a term or provision that is valid, enforceable and acceptable and that comes closest to expressing the intention of the invalid, unenforceable or unacceptable term or provision.

             (f) Employee may not assign, pledge or encumber his interest in this Agreement or any part thereof without the prior written consent of Washington Mutual.

         DATED for reference purposes the 1st day of January 1997 but effective as of January 1, 1995.

WASHINGTON MUTUAL:         WASHINGTON MUTUAL, INC.



                                    By ___________________
                                       Kerry K. Killinger
                                       Its Chairman



EMPLOYEE:           ___________________________